Exhibit 99.1

R.H. Donnelley Corp. Completes Sales of Senior Notes Generating Gross
                Proceeds of Approximately $2.1 Billion

    CARY, N.C.--(BUSINESS WIRE)--Jan. 31, 2006--R.H. Donnelley Corporation (NYSE:RHD) (the "Company"), today announced that on January 27, 2006 it issued $365 million aggregate principal amount at maturity (approximately $332 million gross proceeds) of 6.875% series A-1 senior discount notes due 2013. In addition, on January 27, 2006 a newly formed subsidiary of the Company, R.H. Donnelley Finance Corporation III ("Finance Corp."), issued $660 million aggregate principal amount at maturity (approximately $600 million gross proceeds) of 6.875% series A-2 senior discount notes due 2013 and $1,210 million of aggregate principal amount of 8.875% series A-3 notes due 2016.
    The proceeds of the series A-1 senior discount notes were used to fund a portion of the repurchase of all of the Company's outstanding shares of convertible preferred stock on January 27, 2006. The proceeds from the series A-2 senior discount notes and the series A-3 senior notes will be used to pay Dex Media, Inc.'s stockholders in connection with the completed acquisition of Dex Media, Inc. and for other general corporate purposes including the payment of fees and expenses.
    All of the senior notes were sold in a private offering for resale to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 (the "Securities Act") and in offshore transactions pursuant to Regulation S under the Securities Act. The senior notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy such senior notes and is issued pursuant to Rule 135c under the Securities Act.

    CONTACT: R.H. Donnelley Corporation
             Investors: Jenny L. Apker, 800-497-6329
             Investors: James M. Gruskin, 800-497-6329
             Media: Tyler D. Gronbach, 919-297-1541